                                 [LOGO]

                                                                  April 14, 1997

Dear Shareholder:

    You are cordially invited to attend the annual meeting of shareholders of Risk Capital Holdings, Inc. which will be held at our offices located at 20 Horseneck Lane, Greenwich, Connecticut, on Tuesday, May 13, 1997 at 4:00 p.m.

    The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. We urge you to sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted. We ask that you sign and return the card even if you plan to attend the meeting.

    We look forward to meeting with you.

                                          Sincerely,

                                          /s/ Mark D. Mosca

                                          MARK D. MOSCA
                                          President

                          RISK CAPITAL HOLDINGS, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 1997

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Risk Capital Holdings, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 20 Horseneck Lane, Greenwich, Connecticut, 06830, on Tuesday, May 13, 1997 at 4:00 p.m. (EDT) for the following purposes:

     1. To re-elect three directors to serve for a term of three years and until their respective successors are elected and qualified;

     2. To approve an amendment to the Company's 1995 Long Term Incentive and Share Award Plan primarily to permit discretionary grants of stock-based awards to be made to non-employee members of the Board of Directors;

     3. To act upon a proposal to ratify the selection of Price Waterhouse LLP as independent accountants for the fiscal year ending December 31, 1997; and

     4. To consider and act upon any other matters which may properly come before the Annual Meeting or any postponement or adjournment thereof.

    In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 27, 1997 as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

    Your attention is directed to the accompanying Proxy Statement.

    Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy promptly in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose.

                                          By Order of the Board of Directors,

                                          /s/ Peter A. Appel

                                          PETER A. APPEL
                                          Managing Director,
                                          General Counsel
                                          and Secretary

Greenwich, Connecticut
April 14, 1997

                                PROXY STATEMENT

                          RISK CAPITAL HOLDINGS, INC.
                               20 HORSENECK LANE
                          GREENWICH, CONNECTICUT 06830

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 1997

                                    PROXIES

    The enclosed proxy is solicited by and on behalf of the Board of Directors of Risk Capital Holdings, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held at the Company's offices located at 20 Horseneck Lane, Greenwich, Connecticut, 06830, on Tuesday, May 13, 1997, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. Proxies will be solicited on behalf of the Board of Directors by MacKenzie Partners, Inc. for a fee which will not exceed $4,000. Officers and regular employees of the Company may also solicit proxies from shareholders by telephone, telegram or personal interview and will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for their expense in so doing.

    The Company anticipates mailing proxy materials and the Annual Report for the fiscal year ended December 31, 1996 to shareholders of record, as of March 27, 1997, on or about April 18, 1997.

                               VOTING SECURITIES

    Only holders of record of the Company's Common Stock, par value $.01 per share ("Common Stock"), at the close of business on March 27, 1997, are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of Common Stock outstanding on such date and entitled to vote was 17,017,192. Each such share is entitled to one vote with respect to such matters.

    The presence in person or by proxy of holders of record of a majority in voting interest of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Directors are elected by a plurality of the votes cast. The vote of a majority in voting interest of the shareholders present in person or by proxy at the Annual Meeting and entitled to vote thereat and thereon is required for all other proposals to come before the Annual Meeting.

    Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to any proposal, other than the election of directors, will have the same effect as negative votes.

    Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

                            1. ELECTION OF DIRECTORS
                       THE BOARD OF DIRECTORS RECOMMENDS
                   A VOTE "FOR" THE ELECTION OF ALL NOMINEES

                        DIRECTORS AND EXECUTIVE OFFICERS

    The Board of Directors currently consists of nine members divided equally into three classes serving staggered three-year terms. The Board of Directors intends to present for action at the Annual Meeting the re-election of Allan W. Fulkerson, Lewis L. Glucksman and Ian R. Heap, whose present terms expire in 1997, to serve as Class II Directors for a term of three years and until their successors are duly elected and qualified.

    Unless authority to vote for such Directors is withheld, the enclosed proxy will be voted for such persons except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable, or declines, to serve.

NOMINEES

    Set forth below is information with respect to the nominees for election.

NAME                                             AGE      POSITION
-------------------------------------------  -----------  -------------------------------------------

Allan W. Fulkerson.........................          63   Class II Director
Lewis L. Glucksman.........................          71   Class II Director
Ian R. Heap................................          71   Class II Director

    Allan W. Fulkerson has been a Director of the Company and Risk Capital Reinsurance Company, a wholly owned subsidiary of the Company ("Risk Capital Reinsurance"), since the completion of the Company's initial public offering in September 1995 (the "Offering"). Mr. Fulkerson has been Chairman of Century Shares Trust since 1976, President and director of Century Capital Management, Inc. since 1992 and President and director of Massachusetts Fiduciary Advisors, Inc. since 1976. Mr. Fulkerson has also been Chairman and director of Lumber Mutual Insurance Companies since 1977, a director of Mutual Risk Management Ltd. since 1988, a director of Terra Nova (Bermuda) Holdings Ltd. since 1994 and a director of Wellington Underwriting plc. He is also a Trustee and Chairman of the Finance Committee of Williams College.

    Lewis L. Glucksman has been a Director of the Company and Risk Capital Reinsurance since November 1995. He has been Vice Chairman of Smith Barney Inc. since November 1988. Prior thereto, he was Chairman of Glucksman & Company, a private investment banking firm, which he founded in 1984. From 1963 to 1984, Mr. Glucksman was associated with Lehman Brothers Inc. and its successor company Lehman Brothers Kuhn Loeb, Inc., serving in various positions, including as Chairman and Chief Executive Officer from 1983 to 1984, President from 1981 to 1983, and Chief Operating Officer from 1976 to 1983. From 1976 to 1984, he was a Commissioner of the Port Authority of New York and New Jersey. Mr. Glucksman is a Trustee and member of the Finance and Executive Committees of New York University.

    Ian R. Heap has been a Director of the Company and Risk Capital Reinsurance since the completion of the Offering. Mr. Heap has been a director of EXEL Limited ("EXEL") since 1987 and was Chairman of the Board of EXEL from 1988 to 1992. He was President and Chief Executive Officer of EXEL and X.L. Insurance Company, Ltd. from 1987 to 1988. From 1992 to 1993, he served as President and Chief Executive Officer of Mid Ocean Reinsurance Company Ltd.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is information with respect to the incumbent Directors who are not standing for election this year and the executive officers of the Company.

NAME                                               AGE      POSITION                                        TERM EXPIRES*
---------------------------------------------      ---      ---------------------------------------------  ---------------
Mark D. Mosca................................          43   President and Class III Director                       1998
Robert Clements..............................          64   Chairman and Class III Director                        1998
Peter A. Appel...............................          35   Managing Director, General Counsel                       --
                                                            and Secretary
Bonnie L. Boccitto...........................          47   Managing Director and Chief                              --
                                                            Underwriting Officer**
Paul J. Malvasio.............................          50   Managing Director, Chief Financial                       --
                                                            Officer and Treasurer
Michael P. Esposito, Jr......................          57   Class III Director                                     1998
Thomas V. A. Kelsey..........................          64   Class I Director                                       1999
Mark N. Williamson...........................          34   Class I Director                                       1999
Philip L. Wroughton..........................          63   Class I Director                                       1999

------------------------

*   Indicates expiration of term as a Director of the Company.

**  Ms. Boccitto is Chief Underwriting Officer of Risk Capital Reinsurance.

    Mark D. Mosca was elected President and Director of the Company in June 1995 and President, Chief Executive Officer and Director of Risk Capital Reinsurance in August 1995. Prior to that time, he was Senior Vice President and Chief Underwriting Officer of Zurich Reinsurance Centre Holdings, Inc. since the completion of its initial public offering in May 1993. Prior thereto, Mr. Mosca served as a Vice President of NAC Re Corporation ("NAC Re"), where he was manager of the Treaty Division since February 1986. From 1975 to 1986, Mr. Mosca was employed by General Reinsurance Corporation where he was a Vice President. Mr. Mosca holds an A.B. degree from Harvard University.

    Robert Clements was elected Chairman and Director of the Company at its formation in March 1995 and Chairman and Director of Risk Capital Reinsurance in September 1995. He is currently an advisor to Marsh & McLennan Risk Capital Corp. ("Risk Capital Corp."), with whom he served as Chairman and Chief Executive Officer from January 1994 to March 1996. Prior thereto, he served as President of Marsh & McLennan Companies, Inc. since 1992, having been Vice Chairman during 1991. He was Chairman of Marsh & McLennan, Incorporated, a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements is a director of Marsh & McLennan Companies, Inc., EXEL and Hiscox plc. He is Chairman of the Board of Trustees of The College of Insurance and a member of Rand Corp. President's Council.

    Peter A. Appel has been a Managing Director, General Counsel and Secretary of both the Company and Risk Capital Reinsurance since November 1995. From September 1987 to October 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

    Bonnie L. Boccitto has been a Managing Director of the Company and a Managing Director and Chief Underwriting Officer of Risk Capital Reinsurance since October 1995. From September 1993 to September 1995, Ms. Boccitto was a Senior Vice President of Everest Reinsurance Holdings, Inc. (formerly Prudential Reinsurance Holdings, Inc.) and its reinsurance subsidiary, Everest Re (formerly Prudential Reinsurance Company), where she was responsible for all United States broker treaty and facultative operations. From 1989 to September 1993, she served as a Vice President of Everest Re, where she was manager of the treaty casualty department. She joined Everest Re in 1979 in the actuarial department and became an underwriter in the treaty department in 1983. Ms. Boccitto holds a B.S. degree in Mathematics from Dana College and a M.Ed. degree in Mathematics Education from Rutgers University.

    Paul J. Malvasio has been a Managing Director, Chief Financial Officer and Treasurer of both the Company and Risk Capital Reinsurance since September 1995 and a Director of Risk Capital Reinsurance since November 1995. Prior to that time, he was Senior Vice President and Chief Financial Officer of NAC Re since the completion of NAC Re's initial public offering in February 1986. From 1967 to 1986, Mr. Malvasio was employed by the public accounting firm of Coopers & Lybrand, where he was an audit partner from October 1979. Mr. Malvasio is a certified public accountant and holds a B.B.A. degree in Accounting from St. Francis College.

    Michael P. Esposito, Jr. has been a Director of the Company and Risk Capital Reinsurance since the completion of the Offering. Mr. Esposito has been a director of EXEL since 1986, serving as Chairman of the Board since April 1995, and has been a Partner in Inter-Atlantic Securities Corporation since June 1995. Mr. Esposito served as Chief Corporate Control, Compliance and Administrative Officer of The Chase Manhattan Corporation from 1991 to June 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1992. Mr. Esposito also currently serves as a director of Forest City Enterprises and Mid Ocean Limited.

    Thomas V. A. Kelsey has been a Director of the Company and Risk Capital Reinsurance since September 1996. Mr. Kelsey has been the President and Chief Executive Officer of School, College and University Underwriters, Ltd. ("SCUUL"), a Bermuda-domiciled reinsurance company, since 1992. Prior to joining SCUUL, Mr. Kelsey served Chubb & Son Inc. and The Chubb Corporation since 1954 in various capacities, including Executive Vice President and Chief Underwriting Officer. Mr. Kelsey is Vice Chairman of the Board of Trustees of The College of Insurance.

    Mark N. Williamson has been a Director of the Company and Risk Capital Reinsurance Company since the completion of the Offering. Since June 1996, Mr. Williamson has been a Managing Director of Fremont Partners, a San Francisco-based private equity firm. From September 1991 to May 1996, Mr. Williamson served as a Managing Director at the Harvard Private Capital Group, Inc., an affiliate of the Harvard Management Company responsible for the private equity investments of the Harvard University endowment.

    Philip L. Wroughton has been a Director of the Company and Risk Capital Reinsurance since the completion of the Offering. Mr. Wroughton was Chairman of C.T. Bowring & Co. Limited from 1988 to 1996, Chairman of The Bowring Group Ltd. from 1995 to 1996 and was Vice Chairman of Marsh & McLennan Companies, Inc. from 1994 to 1996. Prior to 1994, he was Chairman of Marsh & McLennan, Inc.

                            ------------------------

    See "Election of Directors--Certain Relationships and Related
Transactions--Designation of Directors" for a description of certain arrangements regarding the election of certain of the non-employee members of the Board of Directors (the "Non-Employee Directors").

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

    The Board of Directors met five times during 1996. The Board of Directors has established standing Executive, Audit, Compensation and Investment/Finance Committees. The Board of Directors has no standing Nominating Committee. Each Director attended more than 75% of all meetings of the Board and any committees on which the Director served during fiscal year 1996.

    EXECUTIVE COMMITTEE

    The Executive Committee of the Board of Directors (the "Executive Committee") is composed of Robert Clements (Chairman), Mark D. Mosca and Michael
P. Esposito, Jr. The Executive Committee may exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of the business and affairs of the Company. Except as expressly authorized by the Directors and permitted by law, the Executive Committee does not have authority to (i) amend the Bylaws of the Company, (ii) declare a dividend, (iii) elect or remove officers of the Company, (iv) authorize the issuance of shares of capital stock of the Company or (v) authorize the disposition or acquisition of businesses or subsidiaries. The Executive Committee will report periodically to the Board of Directors as to actions it has taken. The Executive Committee met two times during 1996.

    AUDIT COMMITTEE

    The Audit Committee of the Board of Directors (the "Audit Committee") is composed of Lewis L. Glucksman (Chairman), Thomas V. A. Kelsey, Mark N. Williamson and Philip L. Wroughton. The Audit Committee reviews the annual financial statements of the Company with the independent accountants and the practices and procedures adopted by the Company in the preparation of such financial statements. The Audit Committee submits recommendations to the Board of Directors with respect to the selection of independent accountants and reviews the independent accountants' annual scope of audit. The Audit Committee is required to meet at least annually with such accountants. The Audit Committee met two times during 1996.

    COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of Ian R. Heap (Chairman), Robert Clements and Lewis L. Glucksman. The Compensation Committee has the authority to fix the compensation of the President and approve the compensation of senior executives of the Company. The Compensation Committee reviews the general compensation policies and practices followed by the Company and its subsidiaries and administers the Company's benefit plans as may exist from time to time. The Compensation Committee is required to report to the Board of Directors at least annually and whenever the Board may require. Members of the Compensation Committee while holding such office and within the previous year (except as expressly approved by shareholders), may not receive any award under any compensation or other benefit plan that the Compensation Committee administers. The Compensation Committee met four times during 1996.

    INVESTMENT/FINANCE COMMITTEE

    The Investment/Finance Committee of the Board of Directors (the "Investment Committee") is composed of Michael P. Esposito, Jr. (Chairman), Mark D. Mosca and Allan W. Fulkerson. The Investment Committee is responsible for reviewing investment guidelines for the portfolios of the Company and Risk Capital Reinsurance, assessing the performance of the Company's investment advisors with respect to such portfolios and providing advice and assistance to management as appropriate in the evaluation of specific investment and other business opportunities. The Investment Committee met five times during 1996.

COMPENSATION OF DIRECTORS

    Each Non-Employee Director receives from the Company an annual fee of $25,000, a meeting fee of $1,000 for each Board or Committee meeting attended and reimbursement of expenses incurred in attending meetings. In addition, each Non-Employee Director serving as Chairman of the (i) Executive, Compensation or Investment Committee receives an annual fee of $3,000 and (ii) Audit Committee receives an annual fee of $5,000.

    Pursuant to the Company's 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Plan"), upon joining the Board, each Non-Employee Director receives an option to purchase 300 shares of Common Stock at an exercise price per share equal to the then market price of a share of Common Stock. The 1995 Stock Plan also provides for automatic annual grants to Non-Employee Directors of options to purchase 250 shares of Common Stock. In addition, an amendment to the 1995 Stock Plan that would permit discretionary stock-based awards to Non-Employee Directors is being submitted for shareholder approval at the Annual Meeting. See "Approval of the Amendment to the Risk Capital Holdings, Inc. 1995 Long Term Incentive and Share Award Plan."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information available to the Company as of March 27, 1997, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company and (iv) all Directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

                                                                  NUMBER OF SHARES      RULE 13D-3         FULLY-
NAME AND ADDRESS                                                    BENEFICIALLY        PERCENTAGE         DILUTED
OF BENEFICIAL OWNER                                                   OWNED(1)         OWNERSHIP(1)     PERCENTAGE(2)
--------------------------------------------------------------  --------------------  ---------------  ---------------
X.L. Insurance Company, Ltd.(3)...............................         3,755,000              22.1%            19.1%
Cumberland House
One Victoria Street
Hamilton, HM11, Bermuda
The Trident Partnership, L.P.(4)..............................         3,136,079              17.0             15.9
Craig Appin House
8 Wesley Street
Hamilton, HM11, Bermuda
Marsh & McLennan Risk Capital Holdings, Ltd.(5)...............         2,301,022              12.8             11.7
1166 Avenue of the Americas
New York, New York 10036
Merrill Lynch & Co., Inc.(6)..................................         1,682,500               9.9              8.6
World Financial Center, North Tower
250 Vesey Street
New York, New York 10285
American Express Company(7)...................................         1,612,750               9.5              8.2
American Express Tower
World Financial Center
New York, New York 10285
Franklin Resources, Inc.(8)...................................         1,109,400               6.5              5.7
777 Mariners Island Boulevard
San Mateo, California 94404
Crabbe Huson Small Cap Fund(9)................................           962,700               5.7              4.9
121 S.W. Morrison, Suite 1400
Portland, Oregon 97204
Mark D. Mosca (10)............................................           149,384                 *                *
Robert Clements (11)(12)......................................           177,553               1.0                *
Peter A. Appel (13)...........................................            32,484                 *                *
Bonnie L. Boccitto (13).......................................            31,702                 *                *
Paul J. Malvasio (13).........................................            32,484                 *                *
Michael P. Esposito, Jr. (12)(14).............................             2,450                 *                *
Allan W. Fulkerson (12).......................................             1,950                 *                *
Lewis L. Glucksman (12).......................................               450                 *                *
Ian R. Heap (12)(14)..........................................             3,950                 *                *
Thomas V. A. Kelsey (12)......................................             3,100                 *                *
Mark N. Williamson (12).......................................               146                 *                *
Philip L. Wroughton (12)......................................             1,450                 *                *
All Directors and executive officers (12 persons).............           437,103               2.5              2.2

------------------------

 * Denotes beneficial ownership of less than 1.0%

 (1) Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock that may be acquired by a person within 60 days are deemed beneficially owned by, and outstanding for purposes of computing the percentage ownership of, such person. Therefore, percentage ownership of the Common Stock is computed based on the sum of (i) 17,017,192 shares of Common Stock actually outstanding as of March 27, 1997 and (ii) shares of Common Stock that may be acquired within 60 days upon the exercise of outstanding options and warrants by the person whose percentage ownership is being computed.

 (2) Assumes exercise of all outstanding immediately exercisable warrants and options.

 (3) Based upon a Schedule 13G, dated January 22, 1996, filed with the Securities and Exchange Commission (the "SEC") by X.L. Insurance Company, Ltd.

 (4) Includes 1,386,079 shares of Common Stock issuable upon the exercise of Class A Warrants. Based upon a Schedule 13G, dated January 22, 1996, filed with the SEC by The Trident Partnership, L.P. ("Trident").

 (5) Includes 905,397 shares issuable upon the exercise of Class A Warrants. Does not include 1,920,601 shares of Common Stock issuable upon the exercise of Class B Warrants because such warrants are not exercisable until September 1998 and vest only if the Common Stock has traded at or above $30 per share for 20 out of 30 consecutive trading days at any time. Based upon a Schedule 13D, dated November 7, 1996, filed with the SEC by Marsh & McLennan Companies, Inc. See "Election of Directors--Certain Relationships and Related Transactions--Other Transactions."

 (6) Based upon a Schedule 13G, dated March 14, 1997, filed with the SEC by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc. and Princeton Services, Inc., each a parent holding company, and Merrill Lynch Asset Management, L.P., an investment advisor, and Merrill Lynch Global Allocation Fund, Inc., a registered investment company (collectively, "Merrill"). In the Schedule 13G, Merrill reported that it has shared voting power and shared dispositive power with respect to 1,682,500 shares of Common Stock.

 (7) Based upon a Schedule 13G, dated December 31, 1996, filed with the SEC by American Express Company ("AEC"), American Express Financial Corporation ("AEFC") and Growth Portfolio ("GP"). In the Schedule 13G, AEC, as a parent holding company, and AEFC, as an investment adviser, reported that they have, in the aggregate, (i) shared voting power with respect to 250,050 shares of Common Stock and (ii) shared dispositive power with respect to 1,612,750 shares of Common Stock. GP, one of AEFC's clients, holds 883,300 of these shares.

 (8) Based on a Schedule 13G, dated February 12, 1997, filed with the SEC by Franklin Resources, Inc. and certain of its affiliates (collectively, "FRI"). In the Schedule 13G, FRI reported that it has sole voting power and sole dispositive power with respect to 1,109,400 shares of Common Stock beneficially owned by one or more managed accounts which are advised by investment advisory subsidiaries of FRI.

 (9) Based upon a Schedule 13G, dated February 7, 1997, filed with the SEC by The Crabbe Huson Small Cap Fund, The Crabbe Huson Special Fund, Inc. and The Crabbe Huson Group, Inc. (the "Crabbe Huson Group"). In the Schedule 13G, the Crabbe Huson Group reported that its members have shared voting power and shared dispositive power with respect to 962,700 shares of Common Stock.

(10) Includes (i) 80,000 shares of Common Stock subject to certain restrictions,
    (ii) 20,000 shares of Common Stock subject to immediately exercisable options and (iii) 2,484 shares of Common Stock purchased under the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). Does not include options to purchase 154,000 shares of Common Stock subject to vesting.

(11) The shares shown as beneficially owned by Robert Clements include (i) immediately exercisable Class A Warrants to purchase an aggregate of 80,000 shares of Common Stock and (ii) 89,603 shares beneficially owned by Taracay Investors, a general partnership ("Taracay"), the general partners of which consist of Mr. Clements and members of his family. Mr. Clements is the managing partner of Taracay. Amounts shown do not include (i) rights to acquire certain Class B Warrants subject to vesting and (ii) an option to purchase 74,000 shares of Common Stock subject to vesting and shareholder approval of the proposed amendment to the 1995 Stock Plan. See "Election of Directors--Certain Relationships and Related Transactions--Other Transactions" and "Approval of the Amendment to the Risk Capital Holdings, Inc. 1995 Long Term Incentive and Share Award Plan."

(12) Includes 450 shares of Common Stock (in the case of Messrs. Kelsey and Williamson, 100 and 146 shares, respectively) subject to immediately exercisable options. Does not include options to purchase 350 shares of Common Stock (in the case of Messrs. Kelsey and Williamson, 450 and 250 shares, respectively) subject to vesting.

(13) Includes 20,000 shares of Common Stock subject to certain restrictions and 5,000 shares subject to immediately exercisable options. With respect to (i) each of Messrs. Appel and Malvasio, and (ii) Ms. Boccitto, also includes 2,484 shares and 1,702 shares, respectively, of Common Stock purchased under the Purchase Plan. Does not include options to purchase 59,500 shares of Common Stock subject to vesting.

(14) Messrs. Esposito, Jr. and Heap disclaim beneficial ownership of shares of Common Stock owned by X.L. Insurance Company, Ltd.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) requirements applicable to such persons were complied with during 1996, except that certain Directors each filed one report late.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's executive officers for fiscal year 1996 and the period commencing September 19, 1995 (the closing date of the Offering) through December 31, 1995.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                         LONG TERM COMPENSATION
                                                                                 ---------------------------------------
                                                                                          AWARDS
                                                 ANNUAL COMPENSATION             ------------------------     PAYOUTS
                                      -----------------------------------------  RESTRICTED   SECURITIES   -------------
                                                                 OTHER ANNUAL       STOCK     UNDERLYING       LTIP
NAME AND                                                         COMPENSATION     AWARD(S)      OPTIONS       PAYOUTS
  PRINCIPAL POSITION         YEAR      SALARY($)    BONUS($)          ($)          ($)(2)         (#)           ($)
-------------------------  ---------  -----------  -----------  ---------------  -----------  -----------  -------------

Mark D. Mosca,...........       1996     400,000      480,000             --             --       74,000            --
  President and Director        1995     117,000(4)    500,000(4)           --    2,000,000      100,000            --

Peter A. Appel,..........       1996     250,000      232,500             --             --       39,500            --
  Managing Director,            1995      34,000      200,000(5)           --       525,000       25,000            --
  General Counsel and
  Secretary

Bonnie L. Boccitto,......       1996     250,000      232,500             --             --       39,500            --
  Managing Director and         1995      63,000      310,000(6)       27,000(7)    531,250       25,000            --
  Chief Underwriting
  Officer*

Paul J. Malvasio,........       1996     275,000      232,500             --             --       39,500            --
  Managing Director,            1995      78,000      275,000(8)           --       531,250       25,000            --
  Chief Financial Officer
  and Treasurer

Richard D. Robinson,.....       1996     167,614      225,000(9)       43,652(7)    496,875       25,000(9)          --
  Former Managing               1995          --           --             --             --           --
  Director and Former
  Chief Actuary*(1)

                              ALL OTHER
NAME AND                    COMPENSATION
  PRINCIPAL POSITION           ($)(3)
-------------------------  ---------------
Mark D. Mosca,...........        39,924
  President and Director             --
Peter A. Appel,..........        23,939
  Managing Director,                 --
  General Counsel and
  Secretary
Bonnie L. Boccitto,......        24,839
  Managing Director and              --
  Chief Underwriting
  Officer*
Paul J. Malvasio,........        28,298
  Managing Director,                 --
  Chief Financial Officer
  and Treasurer
Richard D. Robinson,.....        13,729
  Former Managing                    --
  Director and Former
  Chief Actuary*(1)

------------------------

* Ms. Boccitto is Chief Underwriting Officer of Risk Capital Reinsurance. Mr. Robinson was a Managing Director of both the Company and Risk Capital Reinsurance and Chief Actuary of Risk Capital Reinsurance until his employment was terminated in January 1997. See "Election of Directors--Executive Compensation--Employment Contracts and Termination of Employment Arrangements."

(1) In accordance with applicable SEC rules, information has been provided for fiscal years 1996 and 1995 regarding cash and other compensation paid or accrued to the President and all other individuals who served as executive officers of the Company during 1996 and 1995. The Company was organized in March 1995 and, accordingly, no information is presented concerning compensation of any of the named executive officers during any year prior thereto. Mr. Mosca commenced employment with the Company and Risk Capital Reinsurance in September 1995; Mr. Appel commenced employment with the Company and Risk Capital Reinsurance in November 1995; Ms. Boccitto commenced employment with the Company and Risk Capital Reinsurance in October 1995; and Mr. Malvasio commenced employment with the Company and Risk Capital Reinsurance in September 1995. Mr. Robinson's employment, which commenced in April 1996, was terminated in January 1997. See "Election of Directors--Executive Compensation--Employment Contracts and Termination of Employment Arrangements."

(2) Amounts shown are based upon the closing price of the Common Stock on the Nasdaq National Market as of the date of grant of the restricted stock awards. As of December 31, 1996, an aggregate of 140,000 unvested shares of restricted stock (an aggregate of 35,000 restricted shares vested to the current named executives during 1996), with a value of $2,712,500, were held by the current named executive officers as follows: (i) Mark D. Mosca--80,000 shares with a value of $1,550,000, (ii) Peter A. Appel--20,000 shares with a value of $387,500, (iii) Bonnie L. Boccitto--20,000 shares with a value of $387,500, and (iv) Paul J. Malvasio--20,000 shares with a value of $387,500. The restricted shares will vest in five equal annual installments commencing on the first anniversary of each named executive officer's employment date. During the vesting period, any cash dividends will be paid on all outstanding shares of restricted stock. Stock dividends issued with respect to such shares, if any, will be treated as additional grants of restricted stock subject to the same restrictions and other terms and conditions that apply to the shares of restricted stock with respect to which such dividends are issued. All of the shares of restricted stock were issued pursuant to the 1995 Stock Plan. Mr. Robinson's 25,000 restricted shares, which had a value of $484,375 as of December 31, 1996, subsequently vested to Mr. Robinson upon the termination of his employment. See "Election of Directors--Executive Compensation--Employment Contracts and Termination of Employment Arrangements."

(3) Amounts shown represent: (i) with respect to Mr. Mosca, term life insurance premiums ("Life Insurance Premiums") paid by the Company in the amount of $765, matching contributions ("Matching Contributions") by the Company under the Company's Employee Savings Plan in the amount of $6,750, pension contributions ("Pension Contributions") by the Company under the Company's Money Purchase Pension Plan in the amount of $9,492, and aggregate contributions ("Supplemental Plan Contributions") by the Company under the Company's Executive Supplemental Non-Qualified Savings and Retirement Plan in the amount of $22,917; (ii) with respect to Mr. Appel, $405 in Life Insurance Premiums, $6,750 in Matching Contributions, $9,159 in Pension Contributions, and $7,625 in Supplemental Plan Contributions; (iii) with respect to Ms. Boccitto, $1,305 in Life Insurance Premiums, $6,750 in Matching Contributions, $9,159 in Pension Contributions, and $7,625 in Supplemental Plan Contributions; (iv) with respect to Mr. Malvasio, $2,160 in Life Insurance Premiums, $6,750 in Matching Contributions, $9,409 in Pension Contributions, and $9,979 in Supplemental Plan Contributions; and
    (v) with respect to Mr. Robinson, $612 in Life Insurance Premiums, $5,625 in Matching Contributions, and $7,492 in Pension Contributions.

(4) Salary amount for 1995 does not include consulting fees in the aggregate amount of $100,000 paid to Mr. Mosca for services provided to the Company prior to the completion of the Offering. Bonus amount for 1995 was paid pursuant to Mr. Mosca's Employment Agreement.

(5) Includes an annual bonus of $100,000 and a signing bonus of $100,000.

(6) Includes an annual bonus of $60,000 and a signing bonus of $250,000.

(7) With respect to Ms. Boccitto, amount shown represents reimbursement of $15,000 in relocation expenses and $12,000 in United States federal income taxes payable in connection with such relocation expenses. With respect to Mr. Robinson, amount shown represents reimbursement of relocation expenses.

(8) Includes an annual bonus of $75,000 and a signing bonus of $200,000.

(9) Bonus amount represents a signing bonus. Securities underlying options do not include certain options that were cancelled upon termination of employment. See "Election of Directors--Executive Compensation--Employment Contracts and Termination of Employment Arrangements."

    The following table sets forth information regarding grants of stock options made during fiscal year 1996 to each of the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                        ----------------------------------------------------------------      VALUE AT ASSUMED
                                            NUMBER OF        % OF TOTAL                                       ANNUAL RATES OF
                                           SECURITIES          OPTIONS                                    STOCK PRICE APPRECIATION
                                           UNDERLYING        GRANTED TO     EXERCISE OR                      FOR OPTION TERM(5)
                                             OPTIONS        EMPLOYEES IN    BASE PRICE     EXPIRATION     ------------------------
NAME                                    GRANTED(#)(1)(2)   FISCAL YEAR(2)     ($/SH)          DATE            5%          10%
--------------------------------------  -----------------  ---------------  -----------  ---------------  ----------  ------------

Mark D. Mosca.........................         74,000              23.1%     $  17.625            (3)     $  807,997  $  2,062,964

Peter A. Appel........................         39,500              12.3         17.625            (3)        431,295     1,101,177

Bonnie L. Boccitto....................         39,500              12.3         17.625            (3)        431,295     1,101,177

Paul J. Malvasio......................         39,500              12.3         17.625            (3)        431,295     1,101,177

Richard D. Robinson...................         25,000               7.8         19.875            (4)        261,684       661,957

------------------------
(1) All options were granted pursuant to the 1995 Stock Plan.

(2) Percentages listed are based on options to purchase a total of 320,800 shares of Common Stock granted by the Company to employees during fiscal year 1996. Calculations do not include options granted to the Non-Employee Directors in fiscal year 1996 pursuant to the 1995 Stock Plan and other options that were cancelled subsequent to December 31, 1996.

(3) Options will vest in five equal annual installments commencing on November 19, 1997 and expire seven years from the date of vesting.

(4) The options to purchase 25,000 shares of Common Stock vested to Mr. Robinson upon the termination of his employment and will expire on January 31, 2004. See "Election of Directors--Executive Compensation--Employment Contracts and Termination of Employment Arrangements."

(5) Potential realizable value is calculated based on an assumption that the fair market value of the Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term. The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent the Company's estimate or projection of future stock prices.

    The following table provides information regarding the number and value of options held by each of the named executive officers at December 31, 1996. No options were exercised by any named executive officer during fiscal year 1996.

                   AGGREGATED 1996 YEAR-END OPTION VALUES (1)

                                             NUMBER OF SECURITIES
                                                  UNDERLYING               VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS AT             IN-THE-MONEY
                                              DECEMBER 31, 1996        OPTIONS AT DECEMBER 31, 1996
                                          --------------------------  ------------------------------
NAME                                      EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------  -----------  -------------  ---------------  -------------
Mark D. Mosca...........................      20,000        154,000             --      $   129,500
Peter A. Appel..........................       5,000         59,500             --           69,125
Bonnie L. Boccitto......................       5,000         59,500             --           69,125
Paul J. Malvasio........................       5,000         59,500             --           69,125
Richard D. Robinson.....................          --         25,000             --               --

------------------------

(1) The value of unexercised options has been calculated based upon the $19.375 closing price for the Common Stock as reported on the Nasdaq National Market on December 31, 1996. In the case of Mr. Robinson, does not include certain options which were cancelled subsequent to December 31, 1996. See "Election of Directors--Executive Compensation--Employment Contracts and Termination of Employment Arrangements."

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    Upon completion of the Offering, the Company and Risk Capital Reinsurance entered into an employment agreement (the "Employment Agreement") with Mark Mosca pursuant to which Mr. Mosca serves as President of the Company and President and Chief Executive Officer of Risk Capital Reinsurance. The term of employment will initially expire in September 2000, subject to automatic extensions thereafter for successive one-year periods. The Employment Agreement provides for payment to Mr. Mosca of an annual base salary of $400,000 (subject to upward adjustments by the Compensation Committee) and an annual bonus of at least $250,000 to be determined annually by the Compensation Committee. Mr. Mosca is also entitled to participate in all employee benefit programs of the Company and Risk Capital Reinsurance in which senior executives are eligible to participate and to receive reimbursement for customary business expenses.

    In addition, upon completion of the Offering, Mr. Mosca was granted 100,000 restricted shares of Common Stock and an option to purchase 100,000 shares of Common Stock at a purchase price per share equal to $20.00 (the initial public offering price). One-fifth of each of the restricted shares and one-fifth of the options will vest on each of the first five anniversaries of Mr. Mosca's employment, provided that Mr. Mosca remains an employee of the Company on such anniversary date. So long as Mr. Mosca is employed by the Company, the Company agreed to guarantee a loan from a financial institution to Mr. Mosca with respect to any federal income taxes payable by Mr. Mosca as a result of vesting of the restricted shares.

    The Employment Agreement also provides that if the Company first employs a chief executive officer who was not approved by Robert Clements prior to the time he ceases to be Chairman of the Company, then Mr. Mosca may resign his employment with the Company (but only if such chief executive officer is not reasonably satisfactory to Mr. Mosca), in which case, the restrictions on 50% of the restricted shares as to which restrictions have not lapsed held by him at such time will terminate and 50% of the unvested options held by him at such time will immediately vest and he will be entitled to continue to receive a periodic annual salary and a minimum bonus at a combined rate of $650,000 per annum for the lesser of (i) the remaining original term of the Employment Agreement and (ii) two years; provided that such compensation will be offset by any compensation received by him in connection with any other employment which he may obtain.

    Mr. Mosca agreed to refrain from competing with the Company during the term of his employment and for a period of twelve months thereafter. During such period, Mr. Mosca may not engage in any activities, in any jurisdictions in which the Company or any of its affiliates has underwritten insurance during Mr. Mosca's employment, that are competitive with businesses that (i) are then being conducted by the Company and (ii) during the period of Mr. Mosca's employment, were either being conducted or actively developed by the Company; provided that, Mr. Mosca will be bound by the foregoing restrictions only to the extent that the Company continues to pay to him a periodic annual salary and minimum bonus of $650,000 per annum. In addition, during the term of his employment and for a period of 24 months thereafter, Mr. Mosca further agreed not to encourage any employees to leave the employ of the Company (except as may be in the best interests of the Company during the course of carrying out his duties as an officer of the Company) or seek to solicit business from any person or entity which is, or at the time of termination of his employment was, a customer of or in the habit of dealing with the Company.

    The Company has also entered into letter agreements of employment with each of the other current named executive officers, which may be terminated by either party upon notice at any time. The agreements provided for the following annual base salaries for 1996: (i) Peter Appel--$250,000; (ii) Bonnie Boccitto--$250,000; and (iii) Paul Malvasio--$275,000. The salaries are subject to review annually for increase at the discretion of the Compensation Committee. Pursuant to the agreements, the executives are eligible to receive annual cash bonuses and stock-based awards under the 1995 Stock Plan at the discretion of the Compensation Committee and to participate in the Company's employee benefit programs. The agreements specifically provide that the target rate for the annual cash bonus for each executive will be 75% of the executive's base salary.

    The agreements also provide that, if the executive's employment is terminated by the Company without "cause" (as such term is defined in the agreements), the Company will continue to pay an amount equal to such executive's base salary and continue to pay all such executive's employee benefits for a period of twelve months following termination, subject to reduction for compensation received by such executive in any other employment. In addition, in the event of termination without cause, the agreements provide that (i) the restrictions on all restricted shares granted under such agreement as to which restrictions have not lapsed and that are held by the executive will terminate and (ii) all unvested options granted under such agreement that are held by the executive will immediately vest.

    In January 1997, Richard Robinson's employment as a Managing Director of both the Company and Risk Capital Reinsurance and Chief Actuary of Risk Capital Reinsurance was terminated. Mr. Robinson will continue to receive his annual base salary of $261,000 per annum through January 31, 1998, provided, however, that such payments will be reduced by any compensation received during such period in connection with any other employment he may obtain. Medical and dental coverage will also remain in effect for Mr. Robinson and his covered dependents for such twelve month period or until he secures alternate employment, if earlier. In addition, as of the termination date, 25,000 shares of restricted stock vested to Mr. Robinson and options to purchase 25,000 shares of Common Stock became exercisable in full by him. The stock options will be exercisable for seven years from such date.

CHANGE IN CONTROL ARRANGEMENTS

    In 1996, the Board of Directors adopted certain change in control and severance arrangements (the "Change in Control Arrangements") for the employees of the Company in order to enhance the Company's recruiting efforts and the ability of the Company to retain its employees, particularly in the context of a potential change in control. The Company believes that the existence of the Change in Control Arrangements will enable its employees to more effectively focus on the Company's interests in connection with a potential change in control and will decrease the risk that its employees will terminate their employment with the Company or otherwise be distracted if the Company becomes a takeover candidate. The Company also believes that the Change in Control Arrangements will encourage its employees to remain with the Company and develop the Company-specific skills which will help the Company to achieve its business objectives. Although there are additional costs arising from the Change in Control Arrangements which may have the effect of impeding an acquisition of control of the Company, the Company believes that such costs would not be material when compared to the consideration paid in a takeover (especially in light of the relatively small number of employees at the Company), and are outweighed by the resultant advantages to the Company and its shareholders. The Compensation Committee and the Board of Directors retained the services of an independent compensation consultant in connection with its review and consideration of the Change in Control Arrangements.

    Immediately upon a change in control (as defined below), all unvested stock options and restricted shares held by the officers and other employees of the Company and the Chairman of the Board would immediately vest. In addition, immediately upon the involuntary (other than for cause) or constructive termination (as defined below) of the employment of the President, a Managing Director or a Senior Vice President (each, a "Senior Officer") within 24 months following a change in control, the following would occur: (i) the President, such Managing Director or Senior Vice President would receive, in one lump sum payment, an amount equal to 2.99, 1.50 and 1.0, respectively, times his/her annual base salary and bonus (with bonus being equal to the prior year's bonus, in the case of the President, and the current year target, in the case of the Managing Directors and Senior Vice Presidents). Such payments would not be subject to mitigation in the event such Senior Officer receives any compensation from other employment following his/her termination, provided that any such payment would be in lieu of any severance benefit otherwise payable under any other agreement between the Company and such Senior Officer; (ii) such Senior Officer would receive a bonus for the year in which the change in control occurred equal to the current year target amount, payable on a pro rata basis; and (iii) such Senior Officer would continue to receive all health care, dental, disability and group term and other life insurance benefits for a 36-month period (in the case of the President), eighteen-month period (in the case of the Managing Directors) and twelve-month period (in the case of Senior Vice Presidents) or until comparable benefits (with no pre-existing condition limitations) are received from a new employer, whichever is earlier. The statutory required eighteen-month period of COBRA health benefits that terminated employees may elect to continue would commence at the end of such period. To the extent any such benefits are not available, such Senior Officer would receive a cash payment in lieu of such benefits. In addition, immediately upon the termination of the Chairman of the Board within 24 months following a change in control, the Chairman would receive a lump sum payment in an amount determined by the Compensation Committee.

    With respect to employees other than the Senior Officers, immediately upon the involuntary (other than for cause) or, only in the case of an employee who is also an officer, constructive termination, of any such employee's employment within six months following a change in control, the following would occur: (i) such employee would receive one month's base pay for each year of service, subject to a maximum of six month's pay, provided that such employee would have a duty to mitigate such payments by seeking new employment and would be required to enter into agreements relating to non-disclosure and non-solicitation of customers and employees, and, provided further, that any such payment would be in lieu of any severance benefit otherwise payable under any other agreement between the Company and such employee; (ii) such employee would receive a bonus for the year in which the change in control occurred equal to the current year target amount, payable on a pro rata basis; and (iii) such employee would continue to receive all health care, dental, disability and life insurance benefits for a number of months equal to such employee's number of years of service up to a maximum of six months or until comparable benefits (with no pre-existing condition limitations) are received from a new employer, whichever is earlier. To the extent any such benefits are not available, such employee would receive a cash payment in lieu of such benefits.

    A "change in control" would be triggered by any of the following: (i) a third party, other than EXEL, Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH") or Trident (collectively, the "Initial Investors"), obtains beneficial ownership of 35% or more of the Company's voting securities; (ii) an Initial Investor's beneficial ownership increases to 50% or more of the Company's voting securities; (iii) the incumbent directors (or their Board approved successors) cease to constitute a majority of the Board; (iv) a merger, consolidation, recapitalization, liquidation, sale or disposition by the Company of substantially all of its assets, or a reorganization of the Company, unless at least 60% of the voting securities of the surviving entity are held by the former stockholders of the Company in substantially similar proportion to their share ownership in the Company immediately prior to the transaction; or (v) the Board resolves that a change in control has occurred. "Constructive termination" would mean the occurrence, with respect to any employee, of any of the following: (i) the assignment of duties inconsistent with such employee's position or a significant diminution in his/her responsibilities; (ii) a reduction in such employee's base salary or bonus opportunity; (iii) the requirement that such employee work at a location outside of Fairfield County, Connecticut or Westchester County, New York; (iv) the failure to provide such employee with benefits and incentive compensation opportunities at least as favorable, in the aggregate, as the benefits and incentive compensation opportunities available to such employee immediately prior to a change in control; or (v) the failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations under the arrangements described herein.

EMPLOYEE STOCK PURCHASE PLAN

    The Company has adopted the Purchase Plan, which is intended to meet the applicable requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). All full-time and certain part-time employees of the Company are eligible to purchase shares of the Common Stock by means of payroll deductions, subject to certain minimum service requirements. Eligible employees may elect to participate in annual offering periods ("Offering Periods") under the Purchase Plan by authorizing after-tax payroll deductions of up to 20% of their salary for the purchase of shares of Common Stock under the Purchase Plan. The Purchase Plan has a term of ten years. An aggregate of 120,000 shares of the Common Stock has been reserved for issuance under the Purchase Plan.

    Unless the Compensation Committee determines at the inception of an Offering Period that a higher price will apply, the price at which shares of the Common Stock will be purchased under the Purchase Plan at the end of each Offering Period will be 85% of the Fair Market Value (as defined in the Purchase Plan) of the shares at the beginning or end of an Offering Period, whichever is less. The maximum number of shares that a participant may purchase during an Offering Period is 3,000 shares, subject to reduction if (i) the total fair market value of the shares to be purchased by the participant determined on the first day of the Offering Period would exceed $25,000 for each calendar year or (ii) after the purchase, the participant would own stock of the Company (including stock he or she could purchase under any outstanding options) amounting to 5% or more of the total voting power or value of all classes of stock of the Company.

OTHER EMPLOYEE BENEFIT PLANS

    Effective as of January 1, 1996, the Company adopted an employee savings plan (the "Employee Savings Plan") qualified under the Code. Pursuant to Section 401(k) of the Code, eligible employees of the Company are able to defer receipt of up to 15% of eligible compensation. Subject to limitations under applicable law, the Company matches 100% of the first 3% of eligible compensation deferred by employees and 50% of the next 3% of compensation so deferred. In addition, effective as of January 1, 1996, the Company adopted a money purchase pension plan (the "Pension Plan") under which the Company contributes for each eligible employee an amount equal to the sum of (i) 4% of eligible compensation up to the Taxable Wage Base (as such term is defined in the Pension Plan; for 1996, set at $62,700) and (ii) 8% of eligible compensation (up to the applicable earnings cap which, for 1996, is $160,000) in excess of the Taxable Wage Base. Effective as of January 1, 1996, the Company also adopted a supplemental, non-qualified executive savings and retirement plan (the "Executive Supplemental Plan") under which the Company contributes on behalf of select members of executive management 8% of annual base salary in excess of $160,000. Under the Executive Supplemental Plan, participants may also defer certain amounts of eligible base compensation and bonus. The Company matches 100% of the first 3% of such eligible base compensation deferred by participants under the Executive Supplemental Plan and 50% of the next 3% of such eligible base compensation so deferred.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Ian R. Heap, Robert Clements and Lewis L. Glucksman. Mr. Heap serves as Chairman of the Committee. None of the members of the Compensation Committee are or have been officers or employees of the Company or Risk Capital Reinsurance (except that Mr. Clements serves as Chairman of the Board of Directors for each company). In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company) with which any member of the Board of Directors is affiliated. Messrs. Heap and Clements are members of the Compensation Committee of EXEL.

    See "Election of Directors--Certain Relationships and Related Transactions".

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to all matters related to the compensation of the executive officers of the Company. During 1996, the Compensation Committee, in collaboration with executive management of the Company, initiated the development of a compensation approach responsive to the short-term and long-term considerations described below. An independent compensation consultant was retained to assist the Compensation Committee in its review and implementation of the Company's compensation program.

    COMPENSATION PHILOSOPHY

    The Compensation Committee and the Board of Directors believes that the Company's success requires a relatively small, highly motivated professional staff. Many of the employees are expected to perform responsibilities that are broader than the responsibilities performed by similarly positioned employees generally found at the Company's competitors. In addition, in view of the long-term nature of the reinsurance business and the Company's focus on private equity investments, the Company's compensation strategy takes into account a long-term perspective on performance in addition to year-to-year measures. The Company's compensation structure is designed to incorporate this philosophy by
(i) attracting and retaining a highly-talented group of professionals who possess a broad set of capabilities, (ii) reinforcing, motivating, and rewarding employees for their performance through an incentive structure that balances short and long-term business objectives and takes into account their broader set of capabilities and responsibilities and (iii) aligning the interests of employees and shareholders and building a strong company identification through employee share ownership.

    The principal components of the Company's compensation program are base salary, annual performance bonus and stock-related incentives. In determining the amount and form of executive compensation, the Compensation Committee considers the competitive market for senior executives, the executive's role in the Company's achieving its business objectives and the Company's overall performance. As the executive's level of responsibility increases, a greater portion of potential total compensation opportunity is based on corporate performance.

    BASE SALARY

    The Compensation Committee intends that the base salary afforded the Company's executive officers be sufficient to attract and retain executives of the caliber required to manage the Company in its implementation of its overall business strategy. The Compensation Committee will periodically evaluate each individual's job responsibilities and related compensation, and compare cash compensation practices to peer groups and other relevant compensation data to ensure that the Company's compensation structure is consistent with its compensation philosophy. The Compensation Committee is developing specific standards which it will apply in considering future salary changes.

    ANNUAL PERFORMANCE BONUS

    Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee's respective contribution to the performance of the Company. As an employee's responsibilities increase, the portion of his or her bonus dependent on corporate performance increases.

    Target performance bonus opportunities are established for all employees (other than the President) upon the commencement of his or her employment and are periodically reviewed by the Compensation Committee based on recommendations from executive management. An individual's target performance bonus opportunity is expressed as a percentage of base salary. Currently, these targets range from 5% (for non-officers) to 75% (for Managing Directors). For each employee, the target is an approximation of the bonus payment that may be paid, assuming that aggressive performance goals and other expectations are attained by both the employee and the Company as a whole. Pursuant to his Employment Agreement, Mr. Mosca will receive an annual bonus of not less than $250,000 in each of the remaining years of his employment term as determined by the Compensation Committee.

    Under the annual bonus plan, a target performance bonus pool is established based on the sum of all individual target performance bonus opportunities. The target performance bonus pool is adjusted upward or downward to reflect actual corporate performance as determined by the Compensation Committee. For 1996, the determination of the bonus pool was based on an evaluation of performance indicators, which focused on the Company's efforts in building its infrastructure, including staffing, office development and management information initiatives, as well as other operating performance criteria, including marketing efforts, measurements of underwriting productivity and product innovation. For 1997, performance will be evaluated against peer group performance and the achievement of the strategic objectives and financial objectives contained in the Company's annual management plan, which has been approved by the Board of Directors. The Compensation Committee recognizes that during the early years of the Company's operations, financial performance measures would fail to completely reflect the economic value created for the Company's shareholders. The Compensation Committee believes that, as the Company and its business matures, it will focus increasingly on quantitative financial criteria in determining the Company's annual incentive benefits, as well as the achievement of qualitative objectives which also produce value to the shareholders.

    LONG TERM INCENTIVE COMPENSATION

    The Company believes that managers who are afforded the opportunity to share the long-term value derived by their own performance will remain motivated to achieve superior performance. This belief has been embodied in the 1995 Stock Plan, which is administered by the Compensation Committee. See "Approval of the Amendment to the Risk Capital Holdings, Inc. 1995 Long Term Incentive and Share Award Plan."

    This 1995 Stock Plan is designed to align the interests of executives and shareholders by providing value to the executive as the stock price increases. Due to the variability of the stock price, stock options, restricted stock and other stock-based awards comprise a significant portion of executive compensation dependent upon the Company's overall results and how the Company is perceived by its shareholders and the marketplace. Options granted to executives will be granted at 100% of the market value of the stock on the date of grant. Generally, stock-based awards will become exercisable or vest over a relatively long period, motivating executives to remain with the Company and sustain high corporate performance in order to increase the value of such awards.

    Stock-based compensation grant levels and awards will be reviewed and determined each year by the Compensation Committee. Grants of stock-based compensation will be determined on the basis of a number of factors, including (i) competitive total compensation and long-term incentive grant levels as determined in the market, (ii) the Company's share ownership objectives and (iii) both corporate and individual performance.

    CEO COMPENSATION

    For fiscal year 1996, Mr. Mosca received an annual base salary of $400,000 under his Employment Agreement and an annual bonus of $480,000. The Employment Agreement provides for annual reviews for base salary increases and annual bonuses of not less than $250,000. In 1996, Mr. Mosca also received options to purchase 74,000 shares of Common Stock, subject to five-year vesting under the 1995 Stock Plan. See "Election of Directors--Executive Compensation--Employment Agreements and Termination of Employment Arrangements." The Compensation Committee believes that share-related awards are a particularly important part of compensation that correlates long-term individual motivation and reward to the Company's performance. In determining Mr. Mosca's total compensation, the Compensation Committee considered a number of factors, including compensation paid to chief executive officers of the Company's competitors, the Company's overall performance and the Company's steps towards achieving its strategic goals.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to each of the corporation's chief executive officer and four other most highly compensated executive officers to no more than $1 million. However, qualifying performance-based compensation and compensation pursuant to plans in existence prior to the Offering will be excluded from the $1 million limitation on deductibility. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Compensation Committee believes that the Company will not be denied any significant tax deductions for 1997. The Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                            ------------------------

    This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act except to the extent it shall be specifically incorporated and shall not otherwise be deemed filed under such Acts.

                             COMPENSATION COMMITTEE

                             IAN R. HEAP (CHAIRMAN)

                                ROBERT CLEMENTS

                               LEWIS L. GLUCKSMAN

                               PERFORMANCE GRAPH

    The graph set forth below compares the Company's cumulative total shareholder return on its Common Stock with the cumulative total return, assuming reinvestment of dividends, for (i) Standard & Poor's 500 Composite Stock Index ("S&P 500 Index") and (ii) a Company-constructed peer group (the "Peer Group") over the period commencing September 13, 1995 (the date on which the initial public offering price of the Common Stock was determined) through December 31, 1996 (the "Performance Period"). The Peer Group consists of the following domestic broker-market reinsurance companies, each of which has more than $250.0 million of total capital and surplus measured on the basis of statutory accounting principles: NAC Re, Everest Reinsurance Holdings, Inc., Transatlantic Holdings, Inc., Trenwick Group Inc. and Zurich Reinsurance Centre Holdings, Inc. The stock price performance presented below is not necessarily indicative of future results.

                          RISK CAPITAL HOLDINGS, INC.

                    CUMULATIVE TOTAL STOCKHOLDER RETURN (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              RISK CAPITAL HOLDINGS,
                       INC.              S&P 500    PEER GROUP
9/13/95(2)                      100.00     100.00        100.00
12/31/95                        116.90     107.05        111.10
12/31/96                         96.88     131.63        120.33

                                                                9/13/95   12/31/95   12/31/96
                                                               ---------  ---------  ---------
Risk Capital Holdings, Inc. .................................  $  100.00  $  116.90  $   96.88
S&P 500......................................................  $  100.00  $  107.05  $  131.63
Peer Group...................................................  $  100.00  $  111.10  $  120.33

------------------------

(1) Stock price appreciation plus dividends.

(2) The initial public offering price for the Common Stock was determined on September 13, 1995. The above graph assumes that the value of the investment was $100 on such date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EQUITY INVESTMENT AGREEMENT

    Upon completion of the Offering, the Company entered into an equity investment advisory agreement ("Equity Investment Agreement") with Risk Capital Corp. Subject to investment guidelines determined by the Investment Committee from time to time ("Investment Guidelines"), Risk Capital Corp. has the authority, among other things, to manage the Company's equity investment portfolio. The Equity Investment Agreement provides that, subject to certain exceptions and the Investment Guidelines, the Company may not invest in, purchase or dispose of equity securities unless such investment, purchase or disposition (including the terms thereof) has been approved by Risk Capital Corp. The Company may make Strategic Investments without the approval of Risk Capital Corp. Strategic Investments are generally acquisitions (not being made for resale) of securities of companies engaged in the reinsurance business or other businesses (except an insurance business), provided that the Company obtains operational control of such company.

    FEES

    Under the Equity Investment Agreement, Risk Capital Corp. receives compensation on both public equity securities owned by the Company (the "Public Portfolio") and private equity securities owned by the Company (the "Private Portfolio"). With respect to equity securities in the Public Portfolio, Risk Capital Corp. is entitled to a per annum fee, payable quarterly in arrears, equal to 0.35% of the daily average of the market prices of such securities during such quarterly period. With respect to equity securities in the Private Portfolio, Risk Capital Corp. receives an aggregate fee, payable quarterly in arrears, equal to (i) 1.5% per annum on the first $250 million in carrying value (I.E., the amount at which securities in the Private Portfolio are, as of such date, carried on the consolidated balance sheet of the Company, including, to the extent reflected therein in accordance with generally accepted accounting principles, unrealized gains and losses) of securities in the Private Portfolio; and (ii) 1.0% per annum on the carrying value of such securities in the Private Portfolio that exceeds $250 million, determined as of the last day of each such quarter. Certain adjustments in the calculation of carrying value are made with respect to securities in the Private Portfolio that are purchased or disposed of during a quarter, such adjustment to exclude the period during which such securities were not owned by the Company. In addition, with respect to securities in the Private Portfolio, Risk Capital Corp. receives annual compensation equal to the excess, if any, of (x) 7.5% of cumulative net realized gains (as defined in the Equity Investment Agreement) on equity securities in the Private Portfolio over (y) cumulative incentive compensation previously paid in prior years to Risk Capital Corp. in accordance with this sentence (annual Private Portfolio compensation). If requested by Risk Capital Corp., at the option of the Investment Committee, compensation may be payable, from time to time, in equity securities of the Company. The Equity Investment Agreement provides for a minimum aggregate cash fee to Risk Capital Corp. of $500,000 per annum through December 31, 1997. In fiscal year 1996, fees incurred to Risk Capital Corp. under the Equity Investment Agreement were approximately $686,000.

    The Company agreed to reimburse Risk Capital Corp. for certain of its expenses in connection with services to be provided under the Equity Investment Agreement and indemnify Risk Capital Corp. and its affiliates with respect to certain matters related to such services. The Board of Directors may in the future grant additional equity securities, or options or warrants with respect thereto, to Risk Capital Corp. or its successors in order to continue to provide them with incentive compensation.

    Securities in the Public Portfolio generally mean equity securities (i) which are traded or listed on a national securities exchange or on the Nasdaq National Market or on the London Stock Exchange, Tokyo Stock Exchange or similar non-United States exchange, (ii) for which regular and continuous quotes are available through an electronic inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or similar system or (iii) which at the request of Risk Capital Corp. and approved by the Investment

Committee are otherwise determined to be appropriately included in the Public Portfolio. Securities in the Private Portfolio mean all other equity securities. Securities will not be deemed to be securities in the Public Portfolio (but will be deemed securities in the Private Portfolio) if the actual securities held by the Company or its subsidiaries are subject to certain legal, contractual or other trading restrictions (whether or not the class of securities meets the criteria set forth in clauses (i) and (ii) above).

    TERM, TERMINATION AND AMENDMENTS

    The Equity Investment Agreement has an initial term expiring December 31, 2001, and will be automatically renewed for one-year periods thereafter, unless either party has given one-year prior notice of non-renewal. In addition, the Company has the right to terminate the agreement in certain limited circumstances including if, prior to the third anniversary of such agreement, Robert Clements is no longer actively and substantially involved in the investment activities of Risk Capital Corp. and a successor to Mr. Clements (approved by the Company) has not been appointed by Risk Capital Corp. Subject to certain exceptions, upon termination, Risk Capital Corp.'s incentive compensation with respect to securities in the Private Portfolio purchased while it was investment advisor will continue (and Risk Capital Corp. will continue to have discretion with respect to the disposition of such securities) up until the third anniversary of such termination except that, upon notice of termination of the Equity Investment Agreement, annual Private Portfolio compensation will not be determined annually but will be determined as of the end of such third anniversary. Notwithstanding the foregoing, at any time on and after such termination, at Risk Capital Corp.'s option with written notice thereof (and, in any event, upon such third anniversary of such termination), all of the securities in the Private Portfolio will be subject to a then valuation procedure. The Equity Investment Agreement may not be amended, or any terms thereof waived, without the consent of the Investment Committee.

    LIMITATIONS OF TRIDENT PARTNERSHIP AGREEMENT

    Risk Capital Corp. is also investment manager to Trident, a $667 million insurance industry private equity fund, and, accordingly, certain restrictions exist with respect to Risk Capital Corp.'s ability to make investment recommendations to the Company with respect to investments which would be suitable for both Trident and the Company. Under the Trident partnership agreement, until the earlier of May 6, 2000 or the date on which at least 75% of the aggregate capital of Trident has been drawn, neither Risk Capital Corp. nor any of its affiliates may organize, or invest in, any new or existing risk assumption entity unless Trident is first offered a reasonable opportunity to invest in such entity. Such restrictions may also apply to the Company. Such limitation, however, does not apply to investments in any such new entity where the total invested capital of such entity does not exceed $10 million.

    In addition, under Trident's investment advisory agreement with Risk Capital Corp., Trident cannot make an investment unless such investment has been recommended to Trident by Risk Capital Corp. and Robert Clements. Under the terms of the Trident partnership agreement, two-thirds in interest of the limited partners may elect to dissolve Trident if Mr. Clements has become unable to provide advisory services to Trident and a replacement, acceptable to such partners, has not been timely designated.

    Pursuant to the Trident partnership agreement, where Trident has elected to make part, but not all, of the full investment otherwise available to it, the Company may not be offered the opportunity to participate in such investment unless Trident first offers at least all Trident partners with capital commitments of at least $50 million the right to participate in such additional investment on a pro rata basis. Pursuant to the terms of the Equity Investment Agreement, Risk Capital Corp. has agreed that it will not invest in such opportunities, and will not offer any such opportunities to its affiliates, without first offering the Company an opportunity to make such investment.

    Under and for the term of the Equity Investment Agreement, Risk Capital Corp. has agreed that (except for investment opportunities required to be first made available to Trident and/or a successor fund or funds to Trident), unless the Company is first offered a reasonable opportunity to make an investment therein, Risk Capital Corp. will not (i) organize any new risk assumption entity involving the solicitation by Risk Capital Corp. of capital (except such entities which are to be operated in connection with the business of affiliates of Risk Capital Corp.), (ii) invest for the account of Risk Capital Corp. or its immediate parent, MMRCH, in insurance or reinsurance companies or companies providing services to the insurance industry or (iii) (other than for MMRCH or Trident or any successor or successors to either of them) manage any such investment for compensation. The foregoing restrictions do not apply to activities of affiliates of Risk Capital Corp. Further, the foregoing restrictions do not apply to certain specified investments, including those (i) relating to a business to be operated in connection with the business of an affiliate of Risk Capital Corp.; (ii) that constitute compensation for providing services not related to investments; (iii) that constitute compensation for providing services related to investments, provided that any part of such compensation attributable to investments made by the Company is for the account of the Company; (iv) made by Risk Capital Corp. in a securities underwriting capacity, as principal in a securities market-making capacity or in connection with block positions, proprietary trading accounts, risk arbitrage or other broker/dealer activities (including riskless principal activities); (v) made in insurance or reinsurance companies or companies providing services to the insurance industry as a result of the purchase of a portfolio of securities which includes the securities of the risk assumption entity; or (vi) resulting from the exercise of existing options held by Risk Capital Corp. or its immediate parent or pursuant to offers made to either such entity as a security holder in an existing investment. In the event that, at any time after January 1, 1997, less than 40% of the Company's total assets are made available for investment under the Equity Investment Agreement, the restrictions set forth in the first sentence of this paragraph and in the following paragraph will terminate.

    Pursuant to the terms of the Equity Investment Agreement, Risk Capital Corp. agreed not to close a successor fund or funds to Trident until Risk Capital Corp. has made available for investment by the Company the Targeted Amount of Private Portfolio investments, unless the Board of Directors of the Company has otherwise approved such closing. The Targeted Amount is $150 million if such closing is on or after the third anniversary of the completion of the Offering (or pro-rata portion thereof to the extent such closing is prior to such third anniversary). As long as Risk Capital Corp. is the Company's equity investment advisor, it agreed not to close a successor fund to Trident unless the Company is given the opportunity to invest in such successor fund.

FIXED INCOME INVESTMENT AGREEMENT

    Upon completion of the Offering, the Company entered into a fixed income investment advisory agreement ("Fixed Income Investment Agreement") with The Putnam Advisory Company, Inc. ("Putnam"), an affiliate of Risk Capital Corp. Subject to the Investment Guidelines, Putnam has the authority, among other things, to manage the Company's fixed-income portfolio.

    Pursuant to the Fixed Income Investment Agreement, maximum fees charged by Putnam (other than for custodial services) in the aggregate, based on a fixed income portfolio, are at the following rates: 0.35% per annum on the first $50 million, 0.30% per annum on the next $50 million, 0.20% per annum on the next $100 million and 0.15% per annum on the market value of assets that exceeds $200 million. The Fixed Income Investment Agreement with Putnam is subject to termination by either party upon 30 days' written notice. In fiscal year 1996, fees incurred to Putnam under the Fixed Income Investment Agreement were approximately $547,000.

OTHER TRANSACTIONS

    In March 1996, the Company committed to purchase $12.0 million in limited partner interests in a newly-formed limited partnership for which an affiliate of Risk Capital Corp. acts as general partner. The limited partnership was formed to make investments in property and casualty insurance companies and to provide the limited partners the opportunity through a syndicated reinsurance program to provide reinsurance for such companies. The general partner will receive fees on capital contributions made by limited partners and the gross investment income earned on the partnership investments in client companies. These fees were negotiated on an arm's-length basis. The general partner will be the exclusive reinsurance intermediary for all reinsurance placed with the syndicate and all retrocessions specific to such reinsurance.

    In April 1996, the Company invested $4.5 million in the ordinary shares of a Cayman Islands insurance company, which was organized and sponsored by Risk Capital Corp. Certain directors of the Company and other investors also invested in such ordinary shares at the same per share price as that paid by the Company. Messrs. Clements and Mosca are directors of the company.

    Commencing in 1996, the Company subleased office space to Risk Capital Corp. for a term expiring in October 2002. Under such arrangement, Risk Capital Corp.'s future minimum annual rental charges, exclusive of escalation clauses and maintenance costs, will be approximately $2.8 million. Risk Capital Corp.'s rental expense for 1996 was $264,000.

    The Company has engaged and may continue to engage, in the ordinary course of its business, in insurance, investment or other transactions with EXEL and its subsidiaries and/or subsidiaries of Marsh & McLennan Companies, Inc. (collectively, "Marsh") or companies in which Marsh has equity or other interests, including Risk Capital Corp. and Trident. Risk Capital Corp. is the investment advisor to Trident and affiliates of Marsh have invested in Trident. The Company has invested, and in the future may continue to invest, in entities in which Trident has invested, or is investing. The Company may provide reinsurance to such entities or other entities in which Trident has invested. Affiliates of Risk Capital Corp. act as reinsurance intermediaries to the Company from time to time. Commissions allocable to these intermediaries for premiums earned by the Company in fiscal year 1996 were approximately $6.7 million. The Company believes that the terms of such transactions are no less favorable to the Company than could have been obtained from third parties that were not affiliated with the Company.

    Pursuant to an agreement among Robert Clements, Risk Capital Corp. and MMRCH, and in recognition of services provided by Mr. Clements to Risk Capital Corp., the Company's equity investment advisor, MMRCH transferred to Mr. Clements in September 1996 a warrant to purchase 200,000 shares of Common Stock and placed in escrow an additional warrant to purchase 150,000 shares of Common Stock to be transferred to Mr. Clements if the market price of the Common Stock should reach a specified threshold. The rights to certain of these warrants were subsequently transferred by Mr. Clements to members of his family. The agreement also provides that Mr. Clements will receive performance payments from Risk Capital Corp. if revenues received by Risk Capital Corp. in the years 1998 and 2000 from fees generated by the Equity Investment Agreement reach certain levels. The maximum amounts payable by Risk Capital Corp. to Mr. Clements under these agreements are $750,000 with respect to 1998 and $1,500,000 with respect to 2000. See "Election of Directors--Directors and Executive Officers" and "-- Certain Relationships and Related Transactions--Equity Investment Agreement."

    Lewis L. Glucksman is Vice Chairman of Smith Barney Inc., which served as lead underwriter for the Offering and may perform investment banking services for the Company from time to time.

DESIGNATION OF DIRECTORS

    In connection with the Offering, and subject to certain conditions, the Company has agreed to allow (i) Trident to designate (and the Company has agreed to use its best efforts to cause to be elected) one Director to the Board of Directors of the Company, (ii) MMRCH to designate (and the Company has agreed to use its best efforts to cause to be elected) two Directors to the Board of Directors of the Company, and (iii) EXEL to designate (and the Company has agreed to use its best efforts to cause to be elected) two Directors to the Board of Directors of the Company. Mr. Fulkerson is Trident's designee, Messrs. Clements and Wroughton are MMRCH's designees and Messrs. Heap and Esposito, Jr. are EXEL's designees.

CERTAIN REGISTRATION RIGHTS

    In connection with the Offering and subject to certain limitations, the Company granted each of Trident, MMRCH, Taracay and EXEL (the "Investors") the right to require the Company to register its warrants, shares of Common Stock and shares of Common Stock underlying the warrants (the "Registrable Securities") under the Securities Act. In addition, whenever the Company proposes to register any of its securities for its own account or for the account of another securityholder under the Securities Act, the Investors are entitled, subject to certain restrictions, to include their Registrable Securities in such registration ("Piggyback Registration Rights"). The Company also granted Piggyback Registration Rights to Mr. Mosca with respect to certain shares that he purchased at the time of the Offering. In connection with all such registrations, the Company is required to bear all registration and selling expenses (other than underwriting fees and commissions and the fees of any counsel for the holders participating in such registrations). Registration rights may be transferred to an assignee or transferee of Registrable Securities.

                        2. APPROVAL OF THE AMENDMENT TO
                        THE RISK CAPITAL HOLDINGS, INC.
                 1995 LONG TERM INCENTIVE AND SHARE AWARD PLAN

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
     "FOR" THE APPROVAL OF THE AMENDMENT TO THE RISK CAPITAL HOLDINGS, INC.
                 1995 LONG TERM INCENTIVE AND SHARE AWARD PLAN

    In August 1996, the SEC adopted new rules under Section 16 of the Exchange Act, which, among other things, eliminated the non-transferability requirement for stock awards, and permit directors to make discretionary exempt grants to other directors. In response to these rule changes, the Board of Directors approved an amendment to the 1995 Stock Plan. Subject to shareholder approval, the amendment modifies the eligibility provisions of the 1995 Stock Plan to provide that discretionary stock-based awards may be made to the Non-Employee Directors. The amendment also provides that the 1995 Stock Plan can be administered by either the Compensation Committee or the entire Board, and it grants the plan administrator authority to issue awards that are transferable in certain circumstances. In addition, the amendment clarifies that outstanding stock options cannot be repriced. The non-discretionary, automatic stock option grants to Non-Employee Directors under the 1995 Stock Plan have not been eliminated.

    The 1995 Stock Plan is designed to provide incentives to attract, retain and motivate employees and Non-Employee Directors in order to achieve the Company's long-term growth and profitability objectives. The following summary of the 1995 Stock Plan is qualified in its entirety by express reference to the text of the 1995 Stock Plan, as amended, which has previously been filed with the SEC.

    The 1995 Stock Plan provides for the grant to eligible employees and directors of stock options, stock appreciation rights ("SARs"), restricted shares, restricted share units payable in shares of Common Stock or cash, stock awards in lieu of cash awards, dividend equivalents and other stock-based awards (the "Awards"). The 1995 Stock Plan also provides for (i) an initial non-discretionary grant of options to purchase 300 shares of Common Stock to each Non-Employee Director upon joining the Board and (ii) an annual non-discretionary grant of options to purchase 250 shares of Common Stock to each Non-Employee Director. The exercise price of such options is equal to the market price of the Common Stock on the date of the grant.

    To date, the 1995 Stock Plan has been administered by the Compensation Committee, and the Compensation Committee determines which eligible participants receive Awards, the types of Awards to be received and the terms and conditions thereof. Officers and other employees of the Company and its subsidiaries and affiliates who are responsible for or contribute to the management and profitability of the business of the Company are eligible to be granted Awards under the 1995 Stock Plan. Approximately 26 employees and eight Non-Employee Directors are currently eligible to participate in the 1995 Stock Plan.

The per share closing price for the Common Stock as reported on the Nasdaq National Market on March 27, 1997 was $16.75.

    An aggregate of 1,700,000 shares of Common Stock have been reserved for issuance under the 1995 Stock Plan (subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure). Of such 1,700,000 shares of Common Stock, 860,550 shares of Common Stock have been awarded or reserved for issuance as of March 27, 1997.

    Robert Clements has been granted an option to purchase 74,000 shares of Common Stock, subject to the Company obtaining shareholder approval of the proposed amendment to the 1995 Stock Plan that permits discretionary grants to Non-Employee Directors. The per share exercise price for the option is $17.625, which was the closing price for the Common Stock as reported on the Nasdaq National Market on the date of grant. Subject to obtaining the requisite shareholder approval, the stock option will vest and become exercisable in five equal annual installments commencing in November 1997, and will be exercisable for seven years from the date of vesting.

    The Compensation Committee and the Board of Directors believe that Awards are a particularly important part of the compensation that correlates long-term individual motivation and reward to the Company's performance. The proposed amendments to the 1995 Stock Plan will continue to provide the Company with the flexibility to continue to motivate its employees and directors in this manner.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the federal income tax consequences of the issuance of options and SARs under the 1995 Stock Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretation thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

    STOCK OPTIONS

    In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is an incentive stock option or a non-qualified stock option.

    Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

    Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 1995 Stock Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 1995 Stock Plan will be treated as a non-qualified stock option to the extent it first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

    If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods, the participant will recognize ordinary income at the time of disposition, and the Company will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held.

    SARS

    Generally, when a participant receives payment with respect to a SAR granted to him or her under the 1995 Stock Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

          3. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                   "FOR" THE RATIFICATION OF THE SELECTION OF
                     PRICE WATERHOUSE LLP AS THE COMPANY'S
                  INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1997

    The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Price Waterhouse LLP to serve as independent accountants of the Company for the year ending December 31, 1997. Price Waterhouse LLP served as the Company's independent accountants from the Company's inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Price Waterhouse LLP to audit the Company's consolidated financial statements for the 1997 fiscal year. A representative of Price Waterhouse LLP will attend the Annual Meeting, and will have an opportunity to make a statement and to respond to appropriate questions.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

    In accordance with the rules established by the SEC, shareholder proposals to be included in the Company's proxy statement with respect to the 1998 annual meeting of shareholders must be received by the Company at its executive offices no later than December 15, 1997.

    In addition, the Company's Bylaws provide that any shareholder desiring to nominate a director at an annual meeting must provide written notice of such nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such nomination is proposed to be voted upon (or, if less than 50 days' notice of an annual meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). The notice of shareholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

                         OTHER BUSINESS OF THE MEETING

    Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ Peter A. Appel

                                          PETER A. APPEL
                                          Managing Director,
                                          General Counsel and Secretary

Greenwich, Connecticut
April 14, 1997

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO RISK CAPITAL HOLDINGS, INC., 20 HORSENECK LANE, GREENWICH, CONNECTICUT 06830, ATTENTION: SECRETARY.

                      RISK CAPITAL HOLDINGS, INC.

                 THIS PROXY IS SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF
                    RISK CAPITAL HOLDINGS, INC.
                      FOR THE ANNUAL MEETING
                  OF SHAREHOLDERS ON MAY 13, 1997

     The undersigned shareholder of Risk Capital Holdings, Inc. (the "Company") hereby appoints Mark D. Mosca and Paul J. Malvasio, or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to vote all the Company's Common Stock, $.01 par value per share, which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's offices located at 20 Horseneck Lane, Greenwich, Connecticut, on Tuesday, May 13, 1997 at 4:00 p.m. (EDT), and at any adjournment or postponement of such meeting, with all powers which the undersigned would possess if personally present, for the items set forth on the reverse side.

     The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such Annual Meeting.

          (CONTINUED AND TO BE COMPLETED ON REVERSE SIDE)



A / X / Please mark your
        votes as in this
        example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND PROPOSALS LISTED BELOW.

               FOR each nominee (except         WITHHOLD
               as indicated to the contrary)    AUTHORITY

1. ELECTION OF
   NOMINEES-           /    /                    /    /       Nominees:  Allan W. Fulkerson
   To re-elect                                                           Lewis L. Glucksman
   each of the                                                           Ian R. Heap
   listed nominees as a Class II Director of the Company
   to serve until the Company's 2000 Annual Meeting and until his successor is duly elected and qualified.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

----------------------------------------------------------

                                     FOR   AGAINST   ABSTAIN
2. APPROVAL OF AN AMENDMENT TO
   THE RISK CAPITAL HOLDINGS, INC.  /  /    /  /      /  /
   1995 LONG TERM INCENTIVE AND
   SHARE AWARD PLAN (the "Plan") -
   To approve an Amendment to the Plan primarily to permit discretionary grants of stock-based awards to be made to non-employee members of the Board of Directors.

3. RATIFICATION OF THE SELECTION
   OF INDEPENDENT ACCOUNTANTS - To  /  /    /  /      /  /
   ratify the selection of the firm
   of Price Waterhouse LLP to serve as independent accountants of the Company for the fiscal year ending
   December 31,1997.

4. OTHER-In their discretion upon such other matters which may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND THE APPROVAL OF THE
PROPOSALS DESCRIBED ABOVE.

Signature                    Date        Signature                    Date
         -------------------     -------          -------------------     ------

Note: (Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.)